Exhibit 99.1

LKQ Corporation Announces Director Resignation
Chicago, IL (January 2, 2019) - LKQ Corporation (Nasdaq: LKQ) announced Sukhpal Singh Ahluwalia has resigned from his positions as a Director of LKQ Corporation and as Executive Chairman of its Euro Car Parts (ECP) subsidiary in the United Kingdom, effective today.
Sukhpal founded a company forty years ago that eventually became Euro Car Parts, which has grown to be the leading distributor of aftermarket automotive parts in the UK. Sukhpal sold ECP to LKQ in late 2011 and stayed on as CEO until 2014 when he became Executive Chairman. Over the past several years Sukhpal and his three sons have developed a substantial property business in the United Kingdom, where more recently he has focused most of his time and energy.
Dominick Zarcone, President and Chief Executive Officer of LKQ Corporation, stated, “Sukhpal has been a key partner with LKQ over the past seven years as we have quadrupled the size of our business in the U.K., and he has served as a valued LKQ board member. While we will miss his insights, we respect his desire to spend all his time focused on the family property business and wish him nothing but the best in those endeavours.”

Sukhpal Singh commented, “ECP has been my life’s work and there will always be a bit of the company in me. I have enjoyed my relationship with LKQ but the time has come for a change so I can devote my full abilities to building the property business with my sons. I am confident in the strategy LKQ has for its European segment and for the next level of growth and operational excellence at ECP.”

Joseph M. Holsten, Chairman of the Board of LKQ stated, “All of us at LKQ thank Sukhpal for everything he has done to build ECP over the years and extend our best wishes for much continued success.”

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Media Contacts:

Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com

Guido Weber
LKQ Europe
Director, Corporate Communications & Government Affairs
+49 (0) 8121 707-77151
guido.weber@stahlgruber.de